Exhibit 10.11

SERVICE CONTRACT FOR

HOMEOWNERS CLAIMS HANDLING

THIS SERVICE CONTRACT FOR HOMEOWNERS CLAIMS HANDLING is made and entered into this 30th day of May, 2007, but is effective for all purposes as of the 1st day of July, 2007, by and between HOMEOWNERS CHOICE MANAGERS, INC., (herein after referred to as the “Client”), and JOHNS EASTERN COMPANY, INC. (hereinafter referred to as the “Service Agent”).

This contract supersedes all previous agreements between Client and Service Agent.

WITNESSETH:

WHEREAS, the Client has undertaken to provide homeowners insurance in accordance with Florida Law and other applicable statutes and regulations; and

WHEREAS, the Service Agent is engaged in providing the claims programs administration for homeowners claims;

WHEREAS, the Client desires to engage the Service Agent for, and the Service Agent desires to assist the Client in homeowners claims handling;

NOW, THEREFORE, for and in consideration of the premises and of the mutual obligations, performance of services, and payment of compensation set forth herein, the parties agree as follows:

DEFINITIONS Where used in this Agreement:

Catastrophe claims shall mean losses, occurring during any period of 96 consecutive hours, resulting from a single event (i.e. Hurricane and/or Tropical Storm).

Services shall mean those services provided hereunder by Service Agent which are further defined in Addendum A and Addendum B, attached hereto and incorporated by reference.

1. Engagement. The Client hereby engages the Service Agent to supervise and administer the Homeowners Claims Program of the Client in accordance with the applicable rules, regulations, and laws of the State of Florida, all in accordance with the Service Agent’s Addendum A and Addendum B, copies of which are attached hereto and incorporated herein by this reference (the “Proposal”).

2. Term. Subject to termination pursuant to Paragraph 8, the term of this Agreement shall begin as of July 1,2007 and shall terminate on December 31,2009, provided, however, that this Agreement shall renew automatically for two additional one-year terms unless otherwise terminated.

3. Fund for Payment of Claims. The Client has the sole obligation and responsibility for funding the payment of claims. The Service Agent assumes no duty to fund any such claims at any time and shall have no obligation to advance funds for any such payment. The Client agrees to maintain all necessary funds for payment of claims and to inform the Service Agent of all relevant details with respect to any such accounts in order for the Service Agent to perform its duties under this Agreement.

4. Allocated Claims Expenses. “Allocated Claims Expenses” shall be defined as expenses arising in connection with the settlement of claims, which shall be defined as expenses directly allocated to a particular claim to be discharged from the accounts funded by the Client specified in Paragraph 3, including, but not limited to:

a. Attorneys’ and legal assistants’ fees for claim and any lawsuits, before and at trial, on appeal, or otherwise;

b. Court and other litigation and settlement expenses, including, without limitation:

(i) Medical examinations to determine extent of liability;

(ii) Expert medical and other testimony;

(iii) Laboratory, X-ray and other diagnostic tests;

(iv) Autopsy, surgical reviews, and other pathology services;

(v) Physician and related fees and expenses in reading, interpreting, or performing any of the foregoing tests or services;

(vi) Stenographer, process server, and other related trial preparation, trial, settlement, and court costs;

(vii) Witnesses fees and expenses before and at trial, deposition, settlement discussions, or otherwise; and

c. Fees and expenses for surveillance, private investigators, and other outside experts.

d. Fees for the indexing of injured claimants.

e. Fees for over-night or special mail service for various documents.

f. Photocopying and review of relevant documentation.

g. Fees and expenses for engineers, industrial hyginess, and other outside experts necessary to properly investigate and settle property claims.

h. Fees and expenses for field adjusters necessary to perform field adjustment activities for catastrophe and non-catastrophe exposures with dates of loss from January 1, 2008 through December 31,2009.

5. Compensation for the Service Agent, For performing its services under this Agreement, the Service Agent shall be entitled to the following compensation:

See Addendum A (Non-CAT Claims Services Agreement)

See Addendum B (Catastrophe Claims Services Agreement)

Notwithstanding anything in this Paragraph 5 to the contrary, the Client agrees to bear the cost of printing checks in connection with the payment of claims or otherwise under this Agreement.

6. Continuing Handling of Claims After Termination of Contract or Legally Imposed Mandates. Upon termination of this Agreement as set forth in paragraph 8, the Service Agent agrees to return all claims that have been made and reported to it prior to such date of termination immediately to the Client unless the parties have agreed otherwise in writing.

Upon contract termination, client data will be provided to the new Service Agent either by a series of attachments to one or more email messages containing zip files which can be password-protected or via CD ROMS. The claim files may exist as paper files and will be shipped as such. If the claim files are stored as images in a document retrieval system, they will be provided via CD ROM or the most current means of providing data. The cost for this will be no greater than $3,500.00. The Client will be billed for any additional programming to help in data transfer.

Not withstanding any provision herein to the contrary, in no event shall either Party be liable for any indirect, incidental, special, consequential, punitive or exemplinary damages, including, without limitations, damages for loss of profits, data or use, incurred by any Party whether in an action in contract or tort, even if the other Party has been advised of the possibilities of such damages.

7. Dispute Resolution. Except as otherwise expressly provided herein, any dispute between Client and Service Agent arising out of or relating to this Agreement shall be resolved in accordance with this Section 7 and its subsections.

(i) Upon the initial occurrence of a dispute under this Agreement, the senior management (“Executive Relationship Managers”) of Service Agent and Client shall negotiate in good faith the resolution of any dispute in an effort to resolve such dispute within twenty (20) business days of Client or Service Agent, as the case may be, notifying the other party of any such dispute. In the event the Executive Relationship Managers of the parties to the dispute are unable to resolve a dispute within such twenty (20) business day period, any of the parties to the dispute shall be entitled to commence arbitration as stated below; provided, however, that if a dispute cannot be resolved by the Executive Relationship Managers of the parties to the dispute, the proceedings occurring pursuant to this Section and its subsections shall have been without prejudice to the legal positions of the parties to the dispute.

(ii) Any dispute arising out of this Agreement which shall not be settled by the parties using the dispute resolution procedure described above shall be resolved by binding arbitration under the then current commercial arbitration rules of the American Arbitration Association in the State of Florida, before a single arbitrator who shall not be, nor have been, an employee, officer, director or agent of any party, or any of their respective Affiliates and who is: (i) agreeable to the Executive Relationship Managers of the parties to the dispute, or (ii) if the Executive Relationship Managers of the parties to the dispute cannot agree on an arbitrator within fifteen (15) business days after a demand for arbitration has been request in writing by any of them, appointed by the Florida office of the American Arbitration Association under its then-current commercial arbitration rules (such Person, the “Arbitrator”). The Arbitrator shall have experience in the commercial insurance industry and shall be either a business executive or a lawyer who has participated previously in arbitration or dispute resolution proceedings. Any arbitration shall consist of not more than three (3) days of hearings all of which shall occur within thirty (30) days after the Arbitrator has been selected. The Arbitrator shall issue a written decision with findings of fact and reason for his (her) decision within one (1) week after the final hearing date. The arbitration award shall be specifically enforceable, and judgment upon any award rendered pursuant to the arbitration may be entered in any court with jurisdiction over the parties and subject matter of the dispute; provided, however, that the parties stipulate that the United States District Court for the State of Florida and the Supreme Court of the State of Florida, each sitting in the State of Florida, are courts of competent jurisdiction for this purpose. The Arbitrator shall apply the substantive law of the State of Florida to the merits of any dispute or claim. The parties agree that, any provision of Applicable Law notwithstanding, they will not request, and the Arbitrator shall have no authority to award, punitive or exemplary damages against any party or any damages not otherwise recoverable pursuant to this Agreement. The costs of the arbitration, including administrative and Arbitrator’s fees, shall be shared equally by the parties. Each party shall bear the cost of its own attorney’s fees and expert witness fees.

(iii) Notwithstanding any other provision of this Section and its subsections, any party may seek injunctive relief (temporary, preliminary and/or permanent) in a court of law for any breach by a party of its payment obligations hereunder or any breach of a party’s obligation with respect to Confidential Information, in each case, pursuant to the terms thereof; provided, that the parties stipulate that the United States District Court of the State of Florida and the Supreme Court of the State of Florida, each sitting in the State of Florida, are courts of competent jurisdiction for this purpose.

(iv) All applicable statutes of limitation shall be tolled while the procedures specified in this Section and its subsections are pending. The parties shall take such action, if any, required to effectuate such tolling.

8. Termination. This Agreement may be terminated by either the Client or the Service Agent by giving prior written notice of ninety (90) days. In the event of such termination, compensation paid or payable to Service Agent under Paragraph 5 shall be prorated as appropriate. Notwithstanding anything in this Paragraph 8 to the contrary, the insolvency or filing for relief from creditors of any party pursuant to the United States bankruptcy Code or the material breach of a material provision of this Agreement by any party shall permit the other party to cancel this Agreement immediately upon written notice.

9. Covenants of the Service Agent and the Client: The Service Agent and the Client each agrees to use its normal and ordinary professional care and diligence in the performance of its duties under this Agreement and will use its best efforts to comply at all times with the Law of the State of Florida.

10. Indemnification. Each party agrees to indemnify and hold harmless the other and its directors, officers, employees, stockholders, and agents against any and all claims, lawsuits, settlements, judgments, costs, penalties, and expenses, including, without limitation, attorneys’ and legal assistants’ fees before and at trial, on appeal, or otherwise, resulting from the breach of, or negligence or misconduct in performing, any provision of this Agreement, by such party or by its directors, officers, employees, stockholders or agents, whether acting alone or in collusion with others.

Client agrees to provide an answer and to defend Service Agent in any lawsuits involving claims handled by the Service Agent for the Client unless the complaint alleges specific acts of negligence on the part of the Service Agent. A general statement in the complaint that the Service Agent handled the claim improperly is not considered a specific act of negligence.

11. Service Agent and Client mutually agree that, during the previous Agreement, and for the period of one year thereafter, they will not solicit for employment, or employ, any of each others employees contracted on the performance of this Agreement.

12. “Confidential Information”, as used herein, shall mean any materials, data, information and documents disclosed by either party or their affiliates, (whether transmitted orally, in writing, or through any electronic medium) or generated in connection with the services of this Agreement which relate to the business, business activities, business operations, customer data or proprietary trade secrets. Confidential Information may include, but not be limited to, (i) trade secrets and work product, (ii) information relating to business plans, sales, pricing, financial data, or marketing plans or methods, (iii) software, applications, and systems, including source code, object code and documentation and commentary related thereto, (iv) information relating to one or more customers, including, but not limited to: (a) personal information such as a customer’s name, address, telephone number, account relationships, account numbers, account balances, and account histories; (b) information concerning such customers which would be considered “non-public personal information” within the meaning of Title V of the Gramm-Leach Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1338) and its implementing regulations, as the same may be amended from time to time; (c) information concerning such customers which would be considered “individually identifiable health information” within the meaning of the Health Insurance Portability and Accountability Act; and (d) information concerning such customers which is protected from disclosure by other applicable federal or state laws and regulations regarding privacy; (e) confidential information of third parties in either party’s possession, and (f) security procedures and measures (collectively and separately the “Confidential

Information”). Confidential Information shall remain the property of the disclosing party and the recipient shall not be deemed by virtue of this Agreement or by any access to Confidential Information to have acquired any right or interest of any kind in or to any such Confidential Information. Each party represents and warrants that it shall not use the other party’s Confidential Information for its benefit, nor shall it disclose Confidential Information to any third parties, other than persons specifically authorized in writing, or as may be required by order of a court of competent jurisdiction, a governmental agency or by operation of law.

Notwithstanding the foregoing, “Confidential Information” shall not include information, which is disclosed to a party by third parties not under a confidentiality obligation, or information, which is public information, or information known by a party prior to the effective date of this Agreement and for which such party is not under a separate confidentiality obligation.

13. Client will report to and advise its reinsurers if any, in accordance with the terms of the policies with its carriers. Reporting to reinsurers will not be the responsibility of Service Agent. In addition, Client will make all required state and federal reports and filings. Client further agrees that Service Agent shall have no obligation to make any such reports or filings on behalf of or instead of, Client.

14. Mold Adjustments. Service Agent will provide no mold remediation services. Mold remediation is outside the scope of this contract. Service Agent will scope and estimate mold damages, and that will be the extent of its services. Not withstanding anything to the contrary herein, Client understands and agrees that it assumes the risk of all liabilities it may incur, including, without limited to, damage or injury to persons and property arising in connection with any assignment to investigate, detect, remediate or remove mold or any other environmental site inspection, investigation or remediation assignment, either alone or in combination with any other assignment, and the Client waives all claims against Service Agent and its affiliates in connection therewith. Service Agent will not be liable directly, or indirectly, for any liability (including legal fees and expenses) including, without limitations, any third party claims arising therefrom.

15. Miscellaneous.

a. Each party represents and warrants that it has full power and authority to enter into this Agreement

b. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic telephone line facsimile transmission, or other similar electronic or digital transmission method; the day after it is sent, if sent by recognized expedited delivery service; and five (5) days after it is sent, if mailed, certified or registered mail, return receipt requested, postage prepaid. In each case, notice shall be sent to:

If to Client:	Homeowners Choice Managers, Inc.
145 NW Central Park Plaza, #110
Port St. Lucie, FL 34986

If to the Service Agent:	Johns Eastern Company, Inc.
Post Office Box 4175
Sarasota, FL 34230

or to such other address as either party may have specified in writing to the other using the procedures specified above in this Paragraph.

c. (i) This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Florida (and any provision of any other state law shall not apply if the law of a state or jurisdiction other than Florida would otherwise apply).

(ii) The headings of the various Paragraphs in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction, or interpretation of this Agreement.

(iii) Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

d. This Agreement constitutes the entire Agreement, and supersedes all prior agreements and understandings, oral and written among the parties to this Agreement with respect to the subject matter hereof.

e. (i) If, within ten (10) days after demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the other party takes steps to enforce rights under this Agreement pursuant to Paragraph 7 or otherwise, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys’ and legal assistants’ fees before and at trial, on appeal, or otherwise.)

(ii) If any monies shall be due either of the parties to this Agreement hereunder and shall not be paid within thirty (30) days from the due date of such payment, interest shall accrue on such unpaid amount at the rate of 1 % per month in accordance with the Florida Prompt Payment Act -F.S.218.70-79.

f. This Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns of the parties.

g. The parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements, or instruments and shall cooperate with one another in all respects for the purpose of carrying out the transactions contemplated by this Agreement.

h. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument and shall become effective when each of the parties has executed at least one of the counterparts even if all the parties have not executed the same counterpart.

16. Extended Claims Handling.

Service Agent will handle all claims received whose date of loss is within the terms of this contract. If and when the contract is terminated, we will handle the claims for a period of thirty (30) days thereafter at no additional charge. If Client wishes the claims to be handled beyond this point, fees will be negotiated at that time.

IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of (inception date).

WITNESSES:	HOMEOWNERS CHOICE MANAGERS, INC.

Paresh Patel
Chairman of the Board

WITNESSES:	JOHNS EASTERN COMPANY, INC.

Kenneth M. Johns, III, CPCU, AIM, ARM
Chairman and President

ADDENDUM A

Non-CAT Claims Services Agreement

SECTION I

In consideration for the terms and provisions outlined in this contract, Service Agent and Client agree that the following services will be offered by Service Agent:

1. To accept and review all non-catastrophe claims and loss reports involving those exposures described in the preceding paragraph. “Catastrophe” exposures will be handled under the terms of the “Catastrophe Claims Service Agreement.”

2. To investigate accepted claims and losses to the extent deemed necessary in the judgment of Service Agent, and to adjust, settle, resist or otherwise handle all such claims or losses within the authority granted by Client.

3. To investigate accepted claims and losses to the extent deemed necessary in the judgment of Service Agent and to adjust, settle, resist, or otherwise handle all such claims and losses in excess of the authority granted Service Agent, with the prior approval of Client.

4. To establish claim and/or loss files for all accepted claims and losses, which shall be available for review at all reasonable times by Client.

5. To provide Client via the Internet, after the end of each month during which services are performed under this contract, an electronic report showing the status of each open claim assigned, including details of payments and outstanding reserves for the month and year covered by the report. Service Agent shall make all normal efforts and take reasonable measures to have this information available to Client after the 5th business day of the following month.

6. To retain and store files as follows:

Loss and Claim files to be stored in their existing state at the time of file closure for a period up to two (2) years from expiration of contract.

Upon expiration of this two (2) year period, Client shall have one of the following options.

a.	Require Service Agent to return all stored files to Client at Client’s expense, or

b.	Require Service Agent to continue storing files at the then prevailing rate and expense method of billing.

If at the end of the two (2) year period Client has not notified Service Agent in writing of its selection of one of the options set forth in a, or b, above, it is agreed that Service Agent will return all stored files to Client at Client’s expense.

7. Service Agent will maintain in its information system data on each claim, including insurer’s name and address, appropriate reserve, appropriate paid amount, open or close status, description of accident, and other information as may be agreed upon in the future. That will be available to Client on a monthly basis, in a form to be determined at a later date.

8. This addendum does not cover claims handling for catastrophe situations.

SECTION II

In consideration, for the terms and provisions outlined in this contract, Service Agent and Client agree that the following services will be offered by Client:

1.	Monthly information regarding direct written premium, earned premium, number of policies, and any other data necessary for the proper confirmation of coverage and handling of claims.

SECTION III

In consideration of that listed above, Service Agent fees will be paid as follows:

1.	Fees for claims services for Client’s exposures whose dates of loss fall between July 1, 2007 and December 31, 2007, will be a minimum and deposit of $250,000. Service Agent will bill this minimum and deposit quarterly, with the first payment due on July 1, 2007. This fee covers handling 200 new property exposures. If the number of exposures exceeds 200, each additional exposure will be billed at the rate of $1,250 per exposure. This fee includes field adjustment expenses for exposures whose dates of loss fall between July 1, 2007 and December 31, 2007.

2.	Fees for claims services for the Client’s exposures whose dates of loss fall between January 1, 2008 and December 31, 2008 will be a minimum and deposit of $264,960. Service Agent will bill this minimum and deposit quarterly, with the first payment due January 1, 2008. This fee covers handling 480 new exposures. If the number of exposures exceeds 480, each additional exposure will be billed at the rate of $552 per exposure. Expenses for field adjustment services for exposures whose dates of loss fall between January 1, 2008 and December 31, 2008 will be invoiced per the attached Preferred Rate Fee Schedule.

3.	Fees for claims services for Client exposures whose dates of loss fall between January 1, 2009 and December 31, 2009 will mirror the agreement for January 1, 2008 through December 31, 2008.

4.	This agreement is renewable for two additional one-year terms at negotiated rates not to exceed 7.5% over the previous year’s rates.

5.	All years are subject to audit on an annual basis.

The above fees do not cover catastrophe services

Addendum A

JOHNS EASTERN COMPANY, INC.

PREFERRED PROPERTY RATE SCHEDULE

Full Repair Cost	Full Adjustment
$ 0.01 – $ 500.00	$208.00
500.01 – 1,000.00	237.00
1,000.01 – 2,500.00	379.00
2,500.01 – 5,000.00	433.00
5,000.01 – 7,500.00	515.00
7,500.01 – 10,000.00	619.00
10,000.01 – 15,000.00	725.00
15,000.01 – 20,000.00	850.00
20,000.01 – 30,000.00	4.5% of Loss - $ 995 minimum
30,000.01 – 40,000.00	3.5% of Loss - $1,350 minimum
40,000.01 – 55,000.00	3.0% of Loss - $1,400 minimum
55,000.01 – 70,000.00	2.5% of Loss - $1,650 minimum
70,000.01 – 90,000.00	2.0% of Loss - $1,750 minimum
90,000.01 – 110,000.00	2.0% of Loss - $1,800 minimum
110,000.01 – 150,000.00	2.0% of Loss - $2,200 minimum
150,000.01 – ABOVE	2.0% of Loss - $3,000 minimum

1.	Above fees include local telephone, file creation, copying, and secretarial support.

2.	Full Repair Cost—Agreed cost to repair or replace before applying depreciation, deductible, or other clauses limiting coverage.

3.	In addition to the schedule, the following charges will be made:

a.	All miles driven at $0.55 per mile.

b.	Photos—$2.00 each

c.	Outside fees, reports, telephone, and other direct expense, at cost.

d.	Drive time charged (prorated when possible) when loss is more than 20 miles from our office.

4.	These schedules do not apply to catastrophes.

5.	Subrogation efforts charged on an hourly basis.

This schedule is renewable for two additional one-year terms at negotiated rates not to exceed 7.5% over the previous year’s rates.

ADDENDUM B

CATASTROPHE CLAIMS SERVICES AGREEMENT

SECTION I

In consideration of the terms and provisions outlined in this contract, Service Agent and Client agree that during a catastrophe as outlined in the Service Contract, the following services will be provided by the Service Agent:

1. To accept and review all claims and loss reports involving those exposures described in the preceding paragraph.

2. To investigate accepted claims and losses to the extent deemed necessary in the judgment of Service Agent, and to adjust, settle, resist or otherwise handle all such claims or losses within the authority granted by Client.

3. To investigate accepted claims and losses to the extent deemed necessary in the judgment of Service Agent and to adjust, settle, resist, or otherwise handle all such claims and losses in excess of the authority granted Service Agent, with the prior approval of Client.

4. To establish claim and/or loss files for all accepted claims and losses, which shall be available for review at all reasonable times by Client.

5. To retain and store files as follows:

Loss and Claim files to be stored in their existing state at the time of file closure for a period up to two (2) years from expiration of contract.

Upon expiration of this two (2) year period, Client shall have one of the following options.

c.	Require Service Agent to return all stored files to Client at Client’s expense, or

d.	Require Service Agent to continue storing files at the then prevailing rate and expense method of billing.

If at the end of the two (2) year period Client has not notified Service Agent in writing of its selection of one of the options set forth in a, or b, above, it is agreed that Service Agent will return all stored files to Client at Client’s expense.

6. Service Agent will maintain in its information system data on each claim, including insurer’s name and address, appropriate reserve, appropriate paid amount, open or close status, description of accident, and other information as may be agreed upon in the future. That will be available to Client on a monthly basis, in a form to be determined at a later date.

SECTION II

In consideration, for the terms and provisions outlined in this contract, Service Agent and Client agree that the following services will be offered by Client:

Monthly information regarding direct written premium, earned premium, number of policies, and any other data necessary for the proper confirmation of coverage and handling of claims.

SECTION III

In consideration of that listed above, Service Agent fees will be paid as follows:

1.	Fees for claim services for Client’s catastrophe exposures whose dates of loss fall between July 1, 2007 and December 31, 2007 will equal 0.5% of premium earned during the 90 day or 180 day period following the date of the catastrophe. This fee is in addition to fees agreed to under the non-cat services agreement.

For Tropical Storms, Category I, Category II, and Category III hurricanes, a 90 day period will be used to calculate the 0.5% of earned premium fee.

For Category IV and Category V hurricanes, a 180 day period will be used to calculate the 0.5% of earned premium fee.

Above fee is charge on a per storm basis.

All field work is invoiced per attached Approved Adjuster Fee Schedule—Catastrophe Claims and is in addition to above fee.

2.	Fees for claim services for Client’s catastrophe exposures whose dates of loss fall between January 1, 2008 and December 31, 2008 will equal 0.5% of premium earned during the 90 day or 180 day period following the date of the catastrophe. This fee is in addition to fees agreed to under the non-cat services agreement.

For Tropical Storms, Category I, Category II, and Category III hurricanes, a 90 day period will be used to calculate the 0.5% of earned premium fee.

For Category IV and Category V hurricanes, a 180 day period will be used to calculate the 0.5% of earned premium fee.

Above fee is charge on a per storm basis.

All field work is invoiced per attached Approved Adjuster Fee Schedule—Catastrophe Claims and is in addition to above fee.

3.	Fees for claims services for catastrophe exposures whose dates of loss fall between January 1, 2009 and December 31, 2009 will mirror the arrangement for January 1, 2008 through December 31, 2008.

4.	This agreement is renewable for two additional one-year terms at negotiated rates not to exceed 7.5% over the previous year’s rates.

14

Addendum B

APPROVED ADJUSTER FEE SCHEDULE

JOHNS EASTERN COMPANY, INC.

CATASTROPHE CLAIMS

GROSS LOSS	SERVICE FEE
$ 0.01 – $ 2,500.00	$325.00
2,500.01 – 5,000.00	$450.00
5,000.01 – 7,500.00	$575.00
7,500.01 – 10,000.00	$650.00
10,000.01 – 15,000.00	$900.00
15,000.01 – 20,000.00	$1,100.00
20,000.01 – 25,000.00	$1,375.00
25,000.01 – 50,000.00	$1,575.00
50,000.01 – 100,000.00	3% of Loss
Over 100,001.00	2% of Loss

GROSS LOSS: Gross loss shall mean the agreed RCV loss before the application of the deductible or other limiting clauses.

File Set Up and Administration:	$0

Photographs:	Includes 2, then $2.00/each

Mileage:	First 50 miles included $1.00/per mile thereafter

Miscellaneous Expense:	Actual Cost

Time and Expense charges are applicable to re-inspections and/or inspections wherein a known coverage concern is advised at assignment (i.e., wind/hail exclusion). Time and expense charged at $75.00/per hour. All additional charges and expenses charged at cost.

Rate schedule is for those catastrophe exposures with dates of loss July 1, 2007 through December 31, 2009.

This schedule is renewable for two additional one-year terms at negotiated rates not to exceed 7.5% over the previous year’s rates.